Exhibit 99.35

CITIGROUP INC.

AND

THE BANK OF NEW YORK MELLON

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 29, 2009

Supplemental to Indenture dated as of June 30, 2006

providing for the issuance of

Junior Subordinated Deferrable Interest Debentures

FIRST SUPPLEMENTAL INDENTURE, dated as of June 29, 2009 (the “First Supplemental Indenture”), between CITIGROUP INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), under the Indenture dated as of June 30, 2006 (as supplemented, the “Indenture”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company and the Trustee may enter into one or more supplemental indentures without the consent of the Holders; and

WHEREAS, the Company desires and hereby directs the Trustee to enter into this First Supplemental Indenture pursuant to Section 9.1(8) of the Indenture, to supplement and amend certain provisions of the Indenture as provided herein (collectively, the “Amendments”); and

WHEREAS, adoption of the Amendments contained herein (i) does not require the consent of any of the Holders and (ii) shall not adversely affect the interests of the Holders in any material respect; and

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture, subject to the terms and conditions described herein; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms and the terms of the Indenture have been duly satisfied and authorized in all respects.

NOW, THEREFORE, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

Amendments to Text of Indenture

Section 1.01 Section 1.1 of the Indenture shall be amended to add the following new definitions:

“Common Stock Approval Event” means the occurrence or existence of any event or circumstance pursuant to which the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve) or governmental authority to issue or sell shares of its common stock and such consent or approval has not yet been obtained even though the Company has used commercially reasonable efforts to obtain the required consent or approval.

“Exchange” has the meaning set forth in the Declaration of the applicable Citigroup Trust.

“Qualified Preferred Stock Approval Event” means the occurrence or existence of any event or circumstance pursuant to which the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve) or governmental authority to issue or sell shares of its Qualified Preferred Stock and such consent or approval has not yet been obtained even though the Company has used commercially reasonable efforts to obtain the required consent or approval.

Section 1.02 The following defined terms contained in Section 1.1 of the Indenture shall be amended and restated in their entirety so that, as amended and restated, such defined terms shall read as follows:

“Qualified Preferred Stock” means depositary shares, each representing a fractional interest in one share of Common Equivalent Preferred Stock, par value $1.00 per share, of the Company, having the voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as are set forth in the Certificate of Designations with respect thereto, substantially in the form attached hereto as Annex A.

“Supervisory Event,” shall commence upon the later to occur of (i) the Fifth Deferral Anniversary and (ii) the date on which the Company has given notice to the Federal Reserve pursuant to Section 13.10 of its intention both (1) to sell shares of its common stock and/or Qualified Preferred Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest. A Supervisory Event shall cease upon the Business Day following the earlier to occur of (A) the tenth business day after the Company gives notice to the Federal Reserve described in clause (ii) above so long as the Federal Reserve does not disapprove of the Company’s intention both (1) to sell common stock or Qualified Preferred Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest, (B) the Tenth

Deferral Anniversary or (C) the day on which the Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention both (1) to sell common stock or Qualified Preferred Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest; provided, however, that after the termination of a Supervisory Event, if the Federal Reserve shall at any time disapprove of the Company (1) selling common stock and Qualified Preferred Stock and (2) applying the net proceeds from such sale to pay Deferred Interest, a Supervisory Event shall recommence.

Section 1.03 Section 1.1 shall be amended by deleting subsection (i) of the definition of “Market Disruption Event” in its entirety.

Section 1.04 Section 2.3 of the Indenture (Form of Reverse of Security) shall be amended by deleting the ninth paragraph of this section in its entirety and replacing it with the following:

Commencing on the Fifth Deferral Anniversary, if any Deferred Interest is outstanding, the Company shall continuously use its commercially reasonable efforts to effect sales of shares of its common stock, including treasury shares, and/or shares of Qualified Preferred Stock in an amount that will generate sufficient net proceeds to enable the Company to pay in full all Deferred Interest on the Securities then outstanding; provided that the Company shall not be obligated to make offers for or effect sales of its common stock or Qualified Preferred Stock during the occurrence and continuation of a Market Disruption Event or a Supervisory Event; and provided further that the Company shall not be obligated to make offers for or effect sales of its common stock during the occurrence and continuation of a Common Stock Approval Event; and provided further that the Company shall not be obligated to make offers or effect sales of its Qualified Preferred Stock during the occurrence and continuation of a Qualified Preferred Stock Approval Event. The Company’s obligation to use commercially reasonable efforts to sell shares of its common stock and/or Qualified Preferred Stock to pay all Deferred Interest on the Securities shall resume at such time as no Market Disruption Event or Supervisory Event exists or is continuing or, with respect to sales of its common stock, at such time as no Common Stock Approval Event exists or is continuing, and, with respect to sales of its Qualified Preferred Stock, at such time as no Qualified Preferred Stock Approval Event exists or is continuing. If an Extended Interest Payment Period continues beyond its Fifth Deferral Anniversary, the Company may not pay on any Interest Payment Date interest that has accrued on any Security during the Quarterly Interest Accrual Period immediately preceding such Interest Payment Date, until the Company has paid all Deferred Interest at such time outstanding on all of the Securities using the proceeds from the New Equity Amount, provided, however, that the Company may pay such Deferred Interest with cash from any source (i) upon and following the Tenth Deferral Anniversary, (ii) upon the Maturity of the Securities, (iii) during the occurrence and continuation of a Market Disruption Event or a Supervisory Event, (iv) if the Company has previously sold shares of its common stock and/or Qualified Preferred Stock up to the Share Cap Amount and the Company has not increased the Share Cap Amount or (v) if an Event of Default and Acceleration shall have occurred and be continuing.

Section 1.05 Section 3.9 of the Indenture shall be amended by deleting the section in its entirety and replacing it with the following:

Section 3.9 Cancellation.

All Securities surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, including, without limitation, Securities acquired by the Company upon an Exchange pursuant to the Declaration of the applicable Citigroup Trust, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Securities held by the Trustee shall be disposed of by it in its customary manner, and the Trustee, upon receipt of a written request of the Company, shall deliver a certificate of such disposal to the Company.

Section 1.06 Section 13.4 of the Indenture shall be amended by deleting the section in its entirety and replacing it with the following:

Section 13.4. Limitation on Source of Payment of Deferred Interest.

If an Extended Interest Payment Period continues beyond its Fifth Deferral Anniversary, the Company may not pay Deferred Interest on the Securities on any date in an amount that exceeds the New Equity Amount for such date; provided, however, that (i) upon and following the Tenth Deferral Anniversary, (ii) upon the Maturity of the Securities, (iii) during the occurrence and continuation of a Market Disruption Event or a Supervisory Event, (iv) if the Company has previously sold shares of its common stock and/or Qualified Preferred Stock up to the Share Cap Amount and the Company has not increased the Share Cap Amount or (v) if an Event of Default and Acceleration shall have occurred and be continuing, the provisions of this Section 13.4 shall not apply and the Company may pay Deferred Interest with cash from any source.

Section 1.07 Section 13.6 of the Indenture shall be amended by deleting the section in its entirety and replacing it with the following:

Section 13.6. Obligation to Effect Certain Stock Sales.

(a) Commencing on the Fifth Deferral Anniversary, if any Deferred Interest is outstanding, the Company shall continuously use its commercially reasonable efforts to effect sales of shares of its common stock, including treasury shares, and/or Qualified Preferred Stock in an amount that will generate sufficient net proceeds to enable the Company to pay in full all Deferred Interest on the Securities then outstanding; provided that the Company shall not be obligated to make offers for or effect sales of its common stock or Qualified Preferred Stock during the occurrence and continuation of a Market Disruption Event or a Supervisory Event; and provided further that the Company shall not be obligated to make offers for or effect sales of its common stock during the occurrence and continuation of a Common Stock Approval Event; and provided further that the Company shall not be obligated to make offers for or effect sales of its Qualified Preferred Stock during the occurrence and continuation of a Qualified Preferred Stock Approval Event. The Company’s obligation to use commercially reasonable efforts to sell shares of its common stock and/or Preferred Stock to pay all Deferred Interest on the Securities shall resume at such time as no Market Disruption Event or Supervisory Event exists or is continuing or, with respect to sales of its common stock, at such time as no Common Stock Approval Event exists or is continuing, and, with respect to sales of its Qualified Preferred Stock, at such time as no Qualified Preferred Stock Approval Event exists or is continuing.

(b) As used in this Section 13.6, the term “commercially reasonable efforts” means commercially reasonable efforts on the part of the Company to complete the sale of shares of its common stock, including treasury shares, and/or Qualified Preferred Stock to third parties that are not subsidiaries of the Company. The Company will not be considered to have used its commercially reasonable efforts to effect a sale of stock if it determines not to pursue or complete such sale solely due to pricing considerations.

(c) The Company is not permitted to sell shares of common stock and/or Qualified Preferred Stock in excess of an aggregate number of shares of common stock and Qualified Preferred Stock which at June 29, 2009 is equal to 55,000,000 (the “Share Cap Amount”), for the purpose of satisfying Section 13.6(a) or otherwise paying Deferred Interest on the Securities then outstanding. If the issued and outstanding shares of common stock and Qualified Preferred Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Share Cap Amount shall be correspondingly adjusted. The Company may, at its discretion, increase the Share Cap Amount (including through the increase of its authorized share capital, if necessary) if the Company determines that such increase is necessary to allow it to issue sufficient shares to satisfy its obligations to pay Deferred Interest on the Securities pursuant to Section 13.6(a) or otherwise pay Deferred Interest on the Securities.

(d) Following the Fifth Deferral Anniversary, the Company shall apply the net proceeds received by it from sales of shares of its common stock, including sales of treasury shares, and/or Qualified Preferred Stock to the payment of all amounts owing in respect of Deferred Interest, with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest have been paid in full. In the event that net proceeds received by the Company from one or more sales of shares of its common stock and/or Qualified Preferred Stock following such Fifth Deferral Anniversary are not sufficient to satisfy the full amount of Deferred Interest, such net proceeds will be paid to the holders of the Securities on a pro rata basis; provided, that if the Company has outstanding at such time any debt securities ranking pari passu with the Securities under the terms of which the Company is obligated to sell shares of its common stock and/or Qualified Preferred Stock and apply the net proceeds to payment of deferred interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay deferred interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied to the Securities and such pari passu securities on a pro rata basis. Notwithstanding the above, the Company shall not be obligated to apply such net proceeds or any portion thereof to the payment of Deferred Interest during the occurrence and continuation of Market Disruption Event or a Supervisory Event. The Company shall not be obligated to sell common stock or to apply such net proceeds or any portion thereof to the payment of Deferred Interest during the occurrence and continuation of a Common Stock Approval Event. The Company shall not be obligated to sell Qualified Preferred Stock or to apply such net proceeds or any portion thereof to the payment of Deferred Interest during the occurrence and continuation of a Qualified Preferred Stock Approval Event.

(e) If the Company shall exercise its right pursuant to this Section 13.6 to effect sales of Qualified Preferred Stock, then, prior to any such Qualified Preferred Stock sales, the Company shall use its commercially reasonable efforts to cause such Qualified Preferred Stock to be listed on the New York Stock Exchange upon the consummation of such sale, or, if the Company’s common stock is not then listed on the New York Stock Exchange, such other principal U.S. securities exchange on which the Company’s common stock is listed; provided, however, that, the Company shall not be required to use its commercially reasonable efforts to cause shares of Qualified Preferred Stock to be listed pursuant to this Section 13.6(e) in connection with a sale to Persons who consent in writing thereto.

Section 1.08 Section 13.7 of the Indenture shall be amended by deleting the section in its entirety and replacing it with the following:

Section 13.7. Notice of Market Disruption Event, Common Stock Approval Event and Qualified Preferred Stock Approval Event.

(a) Upon and after the Fifth Deferral Anniversary, if a Market Disruption Event has occurred and is continuing, the Company shall give, as promptly as possible after the Company becomes aware of such occurrence, a written notice (a “Market Disruption Event Notice”) to the Trustee, stating the date on which such Market Disruption Event has occurred, the nature thereof and what action it will take in connection therewith.

(b) Upon and after the Fifth Deferral Anniversary, if a Common Stock Approval Event or Qualified Preferred Stock Approval Event has occurred and is continuing, the Company shall give, as promptly as possible after the Company becomes aware of such occurrence, a written notice to the Trustee, stating the date on which such Common Stock Approval Event or Qualified Preferred Stock Approval Event has occurred, the nature thereof and what action it will take in connection therewith.

Section 1.09 Section 13.10 of the Indenture shall be amended by deleting the section in its entirety and replacing it with the following:

Section 13.10. Obligation to Notify Federal Reserve of Intent to Sell Stock.

(a) As promptly as practicable after the Fifth Deferral Anniversary, the Company shall give written notice to the Federal Reserve of its intent both (1) to sell shares of common stock and/or Qualified Preferred Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest, and shall only take any such actions if the Federal Reserve does not disapprove of any such actions within ten (10) Business Days after the Company gives such notice to the Federal Reserve.

(b) During the occurrence and continuation of a Supervisory Event, the Company will, no later than 30 Business Days prior to each Interest Payment Date, notify the Federal Reserve of its intention both (1) to sell shares of common stock and/or Qualified Preferred Stock and (2) to apply the net proceeds from such sale to pay Deferred Interest, and shall only take any such actions if the Federal Reserve does not disapprove of such actions within ten (10) Business Days after the Company gives such notice to the Federal Reserve.

ARTICLE II

Miscellaneous

Section 2.01 The Trustee accepts the Amendments set forth in this First Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company. The Trustee has no duty to determine or otherwise monitor whether a Common Stock Approval Event, a Qualified Preferred Stock Approval Event, a Supervisory Event or Market Disruption Event has occurred or whether any adjustments or actions set forth herein should be made, how they should be made or what they should be. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued pursuant to the terms hereof. The Trustee shall not be responsible for the Company’s failure to comply with the Amendments set forth herein.

Section 2.02 The Amendments in this First Supplemental Indenture shall be effective as to, and binding upon the Holders of, all Securities Outstanding as of the date hereof, as well as any and all Securities hereafter issued.

Section 2.03 Notwithstanding anything to the contrary contained in any Security on the date hereof, in the event of any conflict between the terms of such Security and the Amendments in this First Supplemental Indenture, the Amendments in this First Supplemental Indenture shall control.

Section 2.04 Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall take effect on the date hereof.

Section 2.05 Upon the effective date of this First Supplemental Indenture:

(a) any definitions, and any definitions included exclusively within such definitions, in the Indenture shall be deemed deleted or amended when all references in the Indenture to such definitions would be eliminated or amended as a result of the Amendments; and

(b) entries in the Indenture’s table of contents and cross-references to provisions in the Indenture that have been deleted or amended as a result of the Amendments shall be deemed deleted or amended.

Section 2.06 Should any provision of this First Supplemental Indenture for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this First Supplemental Indenture, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

Section 2.07 This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this First Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized as of the date first set forth above.

CITIGROUP INC.

By:	/s/ Martin A. Waters
Name: Martin A. Waters
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

Annex A

Certificate of Designations